SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 5, 2000


                              STRATEGIA CORPORATION
               (Exact name of registrant as specified in charter)


                                    Kentucky
                 (State of Other Jurisdiction of Incorporation)


       0-21662                                             61-1064606
(Commission File Number)                       (IRS Employer Identification No.)


 c/o Proprietary Energy Industries, Inc.
   1530 W. 10th Place, Tempe, Arizona                        85281
(Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (480) 966-4411

                 6040 Dutchmans Lane, Louisville, KY 40233-7144
          (Former name or former address if changed since last report.)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     In a transaction that closed December 5, 2000, Proprietary Industries, Inc., Suite 500, 603 7th Avenue S.W., Calgary, Alberta, obtained control of the registrant. In the transaction, Proprietary exchanged 142,936,749 shares of EnerGCorp., Inc., a Florida corporation, for 10,000,000 shares of common stock and 134,976 shares of Series AAA Preferred Stock of Strategia. Each share of Series AAA Preferred Stock is convertible into 1,000 shares of Strategia common stock. Each share of Series AAA Preferred Stock is entitled to vote with the common stock on all matters, and is entitled to that number of votes as is equal to the number of shares of common stock into which it is convertible, whether or not the conversion could then be effected. Proprietary is the beneficial owner of 144,976,000 shares of Strategia common stock, representing 97.0% of the issued and outstanding shares of Strategia common stock. The common and preferred stock was acquired directly from Strategia, with the approval of the Strategia board of directors in office immediately prior to the exchange. Proprietary did not acquire the common stock or Series AAA Preferred Stock with the proceeds of any loan and the same are not subject to any pledge.

     Each of the 134,976 shares of Series AAA Preferred Stock issued in the exchange is convertible into 1,000 shares of common stock, and are entitled to vote with the common stock on all matters. Each of the 134,976 shares of Series AAA Preferred Stock is entitled to that number of votes as is equal to the number of shares of common stock into which it is convertible, whether or not the conversion could be effected. Thus, Proprietary Industries is deemed to hold 144,976,000 shares of common stock. Strategia Corporation does not presently have a sufficient number of authorized shares to effect the full conversion of the Series AAA Preferred Stock. However, the board of directors of Strategia Corporation in office immediately prior to the exchange approved an amendment to its articles of incorporation to increase the authorized number of shares to 150,000,000, a number that would be sufficient to permit the full conversion of the Series AAA Preferred Stock. The Board of Directors of Strategia Corporation in office immediately prior to the exchange recommended that the shareholders approve adoption of the amendment. Proprietary Industries, Inc. has agreed to call a special shareholder meeting for the purpose of considering the amendment within six months from December 5, 2000, and has agreed to vote its shares in favor of the amendment. If the shareholders do not approve the amendment or if Proprietary's ability to vote its shares is restricted or otherwise impaired in any material respect, Proprietary Industries, Inc. has the right to rescind the exchange. This right must be exercised prior to the expiration of the six-month period. If the amendment is approved, and Proprietary's ability to vote its stock is not restricted or otherwise limited in any material respect, Proprietary intends to convert its Series AAA Preferred Stock into common stock.

     As part of the transaction, the Strategia Corporation board of directors in office immediately prior to the exchange resigned upon consummation of the exchange, and elected Mr. Grant Sardachuk as the sole remaining director. Mr. Sardachuk has filled the three vacancies on Strategia Corporation's board of directors by appointing the following persons: Peter J. Workum, who is the President of Proprietary Industries, Inc.; Christopher Grace, who is the President of ReyWest Development Corp., a company engaged in real estate management and investment; and Robert Fillion, who is a Vice President of Swiss Asset Management, Inc., an affiliate of Proprietary Industries, Inc. Mr. Sardachuk is not an affiliate of Proprietary Industries, Inc.
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Prior to consummation of the exchange, Strategia Corporation had sold substantially all of its assets and distributed its net worth to its shareholders. As a result of the exchange, Strategia Corporation has become the owner of 142,936,749 shares of EnerGCorp., Inc., a Florida corporation, formerly owned by Proprietary, and representing approximately 95.6% of the issued and outstanding shares of common stock of EnerGCorp.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

Not applicable.

ITEM 4.

Not applicable.

ITEM 5. OTHER EVENTS

Not applicable.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS.

Not applicable.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements of Businesses Acquired.

     Financial Statements will be filed by amendment to this Report within 60 days after the date this report is filed.

     (b)  Pro Forma Financial Information.

     Pro Forma financial information will be filed by amendment to this Report within 60 days after the date this report is filed.

     (c)  Exhibits

     2.1 Agreement Concerning the Exchange of Common Stock between Strategia Corporation and Proprietary Industries, Inc., dated as of December 1, 2000

     3.1 Articles of Amendment to the Articles of Incorporation of Strategia Corporation filed with the Kentucky Secretary of State on November 28, 2000

     99.1 Release Agreement dated as of December 4, 2000, between Paragon Centre Associates, LLC, a Georgia limited liability company, and Strategia Corporation.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            STRATEGIA CORPORATION

                                            By: /s/ Peter J. Workum
                                                --------------------------------
                                                Peter J. Workum
                                                President


Date: December 17, 2000